Exhibit 10.1

Execution Version

STOCK PURCHASE AGREEMENT

AMONG

PRESIDENTIAL LIFE CORPORATION,

GALAC HOLDING COMPANY

AND

LOYAL AMERICAN LIFE INSURANCE COMPANY

TABLE OF CONTENTS

1.	Definitions.		1

2.	Purchase and Sale of GALAC Shares.		3
	(a)	Basic Transaction	3
	(b)	Purchase Price	3
	(c)	Closing	4
	(d)	Deliveries at Closing	4
	(e)	Purchase Price Adjustment	4

3.	Representations and Warranties Concerning Transaction.		5
	(a)	Seller’s Representations and Warranties	5
	(b)	Buyer’s Representations and Warranties	6

4.	Representations and Warranties Concerning GALAC		7
	(a)	Organization, Qualification, and Corporate Power	7
	(b)	Capitalization	7
	(c)	Non-contravention	8
	(d)	Brokers’ Fees	8
	(e)	Title to Assets	8
	(f)	Subsidiaries	8
	(g)	Financial Statements	8
	(h)	Undisclosed Liabilities	9
	(i)	Legal Compliance	9
	(j)	Governmental Authorization	9
	(k)	Tax Matters	9
	(l)	Powers of Attorney	10
	(m)	Litigation	10
	(n)	Employees	10
	(o)	Guaranties	10
	(p)	Securities Transactions	10
	(q)	Unclaimed Property	10
	(r)	In-Force Policies	10

5.	Pre-Closing Covenants		10
	(a)	General	10
	(b)	Notices and Consents	10
	(c)	Access	11
	(d)	Notice of Developments	11
	(e)	Exclusivity	11
	(f)	Reinsurance of GALAC Policies	11

6.	Post-Closing Covenants		12
	(a)	General	12
	(b)	Litigation Support	12
	(c)	Confidentiality	12

	(d)	Use of Name.	13
	(e)	Re-Domestication	13

7.	Conditions to Obligation to Close.		13
	(a)	Conditions to Buyer’s Obligation	13
	(b)	Conditions to Seller’s Obligation	15

8.	Remedies for Breaches of This Agreement.		16
	(a)	Survival of Representations and Warranties	16
	(b)	Indemnification Provisions for Buyer’s Benefit.	16
	(c)	Indemnification Provisions for Seller’s Benefit	17
	(d)	Matters Involving Third Parties.	17
	(e)	Determination of Adverse Consequences	18
	(f)	Exclusive Remedy	18

9.	Tax Matters.		18

10.	Real Property		21

11.	Termination.		21
	(a)	Termination of Agreement	21
	(b)	Effect of Termination	21

12.	Miscellaneous.		22
	(a)	Press Releases and Public Announcements	22
	(b)	No Third-Party Beneficiaries	22
	(c)	Entire Agreement	22
	(d)	Succession and Assignment	22
	(e)	Counterparts	22
	(f)	Headings	22
	(g)	Notices	22
	(h)	Governing Law	23
	(i)	Amendments and Waivers	23
	(j)	Severability	23
	(k)	Expenses	23
	(l)	Construction	24
	(m)	Incorporation of Exhibits, Annexes, and Schedules	24

Exhibit 2(b) – Example Purchase Price Calculation

Exhibit 2(e) – Example Purchase Price Adjustment Calculation

Exhibit 4(g) – Historical Financial Statements

Exhibit 5(f) – Coinsurance Agreement

Annex I—Exceptions to Seller’s Representations and Warranties Concerning Transaction

Annex II—Exceptions to Buyer’s Representations and Warranties Concerning Transaction

Disclosure Schedule—Exceptions to Representations and Warranties Concerning GALAC

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STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this “Agreement”) is entered into as of February 23, 2012 among PRESIDENTIAL LIFE CORPORATION, a Delaware corporation (“Buyer”), GALAC HOLDING COMPANY, an Ohio corporation (“Seller”), and LOYAL AMERICAN LIFE INSURANCE COMPANY, an Ohio corporation (“Parent”). Buyer. Seller and Parent are referred to collectively herein as the “Parties.”

Recitals:

Parent owns all of the outstanding capital stock of Seller.

Seller owns all of the outstanding capital stock of Great American Life Assurance Company, an Ohio corporation (“GALAC”).

This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, all of the outstanding capital stock of GALAC in return for the consideration provided for in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows.

1.          Definitions.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages (but specifically excluding consequential and punitive damages except to the extent actually paid by Buyer to third parties), dues, penalties, fines, costs, reasonable amounts paid in settlement, liabilities, obligations, taxes, liens, losses, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act. “Basis” means any past or present fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction that forms or could form the basis for any specified consequence.

“Buyer” has the meaning set forth in the preface above.

“Closing” has the meaning set forth in Section 2(c) below.

“Closing Date” has the meaning set forth in Section 2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any information concerning the business and affairs of GALAC that is not already generally available to the public.

“Disclosure Schedule” has the meaning set forth in Section 4 below.

“Financial Statement” has the meaning set forth in Section 4(g) below.

“GALAC” has the meaning set forth in the preface above.

“GALAC Share” means any share of the common stock, par value $12.50 per share, of GALAC.

“Indemnified Party” has the meaning set forth in Section 8(d) below.

“Indemnifying Party” has the meaning set forth in Section 8(d) below.

“Knowledge” means actual knowledge after reasonable investigation.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) liens for taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (b) purchase money liens and liens securing rental payments under capital lease arrangements, and (c) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money.

“Material Adverse Effect” or “Material Adverse Change” means any effect or change that would be materially adverse to the business, assets, condition (financial or otherwise), operating results or operations of GALAC, taken as a whole, or to the ability of any Party to consummate timely the transactions contemplated hereby.

“Most Recent Balance Sheet” means the balance sheet contained within the Most Recent Financial Statements.

“Most Recent Financial Statements” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Month End” has the meaning set forth in Section 4(g) below.

“Most Recent Fiscal Year End” has the meaning set forth in Section 4(g) below.

“ODI” means the Ohio Department of Insurance.

“Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice (including with respect to quantity and frequency).

“Parent” has the meaning set forth in the preface above.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a governmental entity (or any department, agency, or political subdivision thereof).

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“Pre-Closing Dividend” has the meaning set forth in Section 7(b)(v) below.

“Purchase Price” has the meaning set forth in Section 2(b) below.

“SAP” means the accounting procedures and practices prescribed or permitted from time to time by the National Association of Insurance Commissions and adopted or promulgated by the ODI in a consistent manner throughout the periods involved.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Transactions” means the purchase and sale of bonds and other securities by an insurance company.

“Seller” has the meaning set forth in the preface above.

“Tax” or “Taxes” means any federal, state, local, or non-U.S. income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Allocation Agreement” means the tax allocation agreement dated as of December 31, 2005 by and between American Financial Group, Inc., an Ohio corporation (“AFG”), and certain of its Subsidiaries, including GALAC.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third-Party Claim” has the meaning set forth in Section 8(d) below.

2.            Purchase and Sale of GALAC Shares.

(a)     Basic Transaction .  On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, all of its GALAC Shares for the consideration specified below in this Section 2. Buyer shall, at its sole cost and expense, effect a change in GALAC’s corporate name to a name that does not include “Great American” effective at, or promptly after, the Closing, as provided in Section 6(d) below.

(b)     Purchase Price.  Buyer agrees to pay to Seller at the Closing a cash sum equal to:

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(i)     The aggregate of GALAC’s Total Statutory Capital (“Capital”) and Surplus (Statutory Net Admitted Assets less Statutory Liabilities) (“Surplus”) as reported on line 38 of page 3 of the statutory financial statements filed by GALAC with the Ohio Department of Insurance on June 30, 2011 (the “June Statement”); plus/(less)

(ii)     An amount that reflects an equitable adjustment to reflect the excess/(shortfall) between the mutually agreed upon fair market value of deposits held with the state insurance departments at June 30, 2011 and the statutory value of deposits held with the state insurance departments included within the above-referenced Capital and Surplus; less

(iii)    The Dividend Amount as calculated per Section 7(b)(v) and valued consistent with the statutory book value of the underlying net assets at June 30, 2011 that would be transferred if the Dividend were to take place at June 30, 2011 (and assuming there is no change in statutory surplus upon executing the affiliated reinsurance agreement prior to the payment of the Dividend); plus

(iv)     The amount of One Million Nine Hundred Thousand Dollars ($1,900,000) which represents Fifty Thousand Dollars ($50,000) multiplied by the thirty-eight (38) states in which GALAC holds Certificates of Authority, as set forth on Schedule 4(a), in addition to the District of Columbia, for which there will be no additional payment, ((i) - (iv) herein, collectively, the “Purchase Price”).

For greater clarity and the avoidance of doubt, an example calculation of the Purchase Price is set forth on Exhibit 2(b) attached hereto. Such example on Exhibit 2(b) is for illustrative purposes only.

(c)            Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at a mutually agreed location or by exchange of executed documents on the earlier of (i) May 31, 2012, or (ii) three Business Days after receipt of all approvals and consents needed to consummate the transaction, or such other date as Buyer and Seller may mutually determine (the “Closing Date”).

(d)            Deliveries at Closing.  At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in Section 7(a) below, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in Section 7(b) below, (iii) Seller will deliver to Buyer stock certificates representing all of its GALAC Shares, endorsed in blank or accompanied by duly executed assignment documents, and (iv) Buyer will deliver to Seller the consideration specified in Section 2(b) above.

(e)            Purchase Price Adjustment.  Within thirty (30) days of filing the GALAC’s statutory financial statement for the period ending December 31, 2011 (the “December Statement”) with the Ohio Department of Insurance, the parties agree that the Purchase Price shall be adjusted to reflect the difference between the Purchase Price paid at the Closing pursuant to Section 2(b) and the following calculation:

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(i)     The aggregate of GALAC’s Total Statutory Capital (“Capital”) and Surplus (Statutory Net Admitted Assets less Statutory Liabilities) (“Surplus”) as reported on line 38 of page 3 of the statutory financial statements filed by GALAC with the Ohio Department of Insurance on December 31, 2011 (the “December Statement”), which will include the effects of the Dividend paid pursuant to Section 7(b)(v) that will be valued consistent with the statutory book value of the underlying net assets transferred at December 31, 2011; plus/(less)

(ii)     An amount that reflects an equitable adjustment to reflect the excess/(shortfall) between the mutually agreed upon fair market value of deposits held with the state insurance departments at December 31, 2011 and the statutory value of deposits held with the state insurance departments included within the above;

(iii)    The amount of One Million Nine Hundred Thousand Dollars ($1,900,000) which represents Fifty Thousand Dollars ($50,000) multiplied by the thirty-eight (38) states in which GALAC holds Certificates of Authority, as set forth on Schedule 4(a), in addition to the District of Columbia, for which there will be no additional payment, ((i)- (iii) herein, collectively, the “Purchase Price”).

For greater clarity and the avoidance of doubt, an example calculation of the Purchase Price is set forth on Exhibit 2(e) attached hereto. Such example on Exhibit 2(e) is for illustrative purposes only.

3.            Representations and Warranties Concerning Transaction.

(a)     Representations and Warranties of Seller and Parent.  Seller and Parent jointly and severally represent and warrant to Buyer that the statements contained in this Section 3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(a)) or itself, except as set forth in Annex I attached hereto.

(i)     Organization of Seller. Seller is duly organized, validly existing, and in good standing under the laws of the State of Ohio.

(ii)     Authorization of Transaction. Seller has full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions. Seller is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Seller.

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(iii)     Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller is subject or, any provision of its Certificate of Incorporation, Bylaws or other governing documents, (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which it is bound or to which any of its assets are subject, or (C) result in the imposition or creation of a Lien upon or with respect to GALAC Shares.

(iv)     Brokers’ Fees. Seller has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)     GALAC Shares. Seller holds of record and owns beneficially the number of GALAC Shares set forth next to its name in Section 4(b) of the Disclosure Schedule, free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), taxes, Liens, options, warrants, purchase rights, contracts, commitments, equities, claims, and demands. Seller is not a party to any option, warrant, purchase right, or other contract or commitment (other than this Agreement) that could require Seller to sell, transfer, or otherwise dispose of any capital stock of GALAC. Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of GALAC.

(b)     Buyer’s Representations and Warranties.  Buyer represents and warrants to Seller that the statements contained in this Section 3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 3(b)), except as set forth in Annex II attached hereto.

(i)     Organization of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware.

(ii)     Authorization of Transaction. Buyer has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Buyer, enforceable in accordance with its terms and conditions. Buyer is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and all other agreements contemplated hereby have been duly authorized by Buyer.

(iii)     Non-contravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Buyer is subject or any provision of its Certificate of Incorporation, Bylaws, or other governing documents or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets are subject.

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(iv)     Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(v)     Investment. Buyer is not acquiring the GALAC Shares with a view to or for sale in connection with any distribution thereof within the meaning of the Securities Act.

4.            Representations and Warranties Concerning GALAC. Seller and Parent jointly and severally represent and warrant to Buyer that the statements contained in this Section 4 are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Section 4), except as set forth in the disclosure schedule delivered by Seller to Buyer on the date hereof and initialed by the Parties (the “Disclosure Schedule”). The Disclosure Schedule will be arranged in paragraphs corresponding to the lettered and numbered paragraphs contained in this Section 4.

(a)      Organization, Qualification, and Corporate Power. GALAC is a corporation duly organized, validly existing, and in good standing under the laws of the State of Ohio. GALAC is duly authorized to conduct business and is in good standing (or the local law equivalent) under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. GALAC has full corporate power and authority to carry on the business in which it is engaged and to own and use the properties owned and used by it. Section 4(a) of the Disclosure Schedule lists the directors and officers of GALAC and also lists all currently effective Certificates of Authority held by GALAC.

(b)     Capitalization. The entire authorized capital stock of GALAC consists of 200,000 GALAC Shares, of which 200,000 GALAC Shares are issued and outstanding and -0- GALAC Shares are held in treasury. All of the issued and outstanding GALAC Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are held of record by the Seller as set forth in Section 4(b) of the Disclosure Schedule. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require GALAC to issue, sell, or otherwise cause to become outstanding any of its capital stock. There is no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to GALAC. There are no voting trusts, proxies, or other agreements or understandings with respect to the voting of the capital stock of GALAC.

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(c)     Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which GALAC is subject or any provision of the Articles of Incorporation or Code of regulations of GALAC or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which GALAC is a party or by which it is bound or to which any of its assets is subject (or result in the imposition of any Lien upon any of its assets), except where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, failure to give notice, or Lien would not have a Material Adverse Effect. GALAC is not required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect.

(d)     Brokers’ Fees. GALAC has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

(e)     Title to Assets. GALAC has good and marketable title to, or a valid leasehold interest in, the properties and assets used by them, or shown on the Most Recent Balance Sheet or acquired after the date thereof, free and clear of all Liens, except for properties and assets disposed of in the Ordinary Course of Business since the date of the Most Recent Balance Sheet and excepting the assets distributed to Seller in the Pre-Closing Dividend and transferred pursuant to Section 5(f).

(f)     Subsidiaries. GALAC has no Subsidiaries.

(g)     Financial Statements. Attached hereto as Exhibit 4(g) are the following financial statements (collectively the “Financial Statements”): (i) audited balance sheets and statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010, (the “Most Recent Fiscal Year End”) for GALAC; and (ii) unaudited consolidated balance sheets and statements of income, changes in stockholders’ equity, and cash flow (the “Most Recent Financial Statements”) as of and for the six (6) months ended June 30, 2011 (the “Most Recent Fiscal Month End”) for GALAC. The Financial Statements (including the notes thereto) have been prepared in accordance with SAP throughout the periods covered thereby and, excepting the effects of the Pre-Closing Dividend and of the actions taken by Seller pursuant to Section 5(f), present fairly in all material respects the financial condition of GALAC as of such dates and the results of operations of GALAC for such periods; provided, however, that the Most Recent Financial Statements are subject to normal year-end adjustments (which will not be material individually or in the aggregate) and lack footnotes and other presentation items and that the Financial Statements do not reflect the Pre-Closing Dividend.

(h)     Undisclosed Liabilities. GALAC has no material liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due, including any liability for taxes), except for (i) liabilities set forth on the face of the Most Recent Balance Sheet (rather than in any notes thereto) and (ii) liabilities that have arisen after the Most Recent Fiscal Month End in the Ordinary Course of Business.

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(i)     Legal Compliance.  GALAC has complied with all applicable laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder and including the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq.) of federal, state, local, and non-U.S. governments (and all agencies thereof), and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, or notice has been filed or commenced against any of them alleging any failure so to comply, except where the failure to comply would not have a Material Adverse Effect.

(j)     Governmental Authorization.  The execution, delivery and performance by the Seller of this Agreement and all ancillary documents and the consummation of the transactions contemplated hereby and thereby do not require any consent, exemption, authorization, approval or deemed approval of, or filing with any governmental authority to be made or obtained by the Seller other than those set forth on Schedule 4(j) hereto. Further, Seller represents that the California Department of Insurance has determined that GALAC is currently exempt from any obligations of a California commercially domiciled insurer under the California Insurance Code for the year ended 2010 and no Form A filing in California is required for this transaction. The exemption is attached as part of Schedule 4(j) hereto.

(k)     Tax Matters.  Except as set forth on Section 4(k) of the Disclosure Schedule:

(i)      All Tax Returns required to be filed with respect to GALAC have been timely filed with the appropriate Tax authorities. All Tax Returns are true, complete, and correct in all material respects as they relate to GALAC. All Taxes payable with respect to GALAC have been duly paid in full or accrued for. There are no liens for Taxes (other than Taxes not yet due and payable) upon the stock or assets of GALAC.

(ii)      There is no audit, examination, or other matter in controversy with respect to any Taxes due and owing insofar as any such matter pertains to GALAC and there is no Tax deficiency or claim assessed or, to knowledge of GALAC or Seller, proposed or threatened (whether orally or in writing) insofar as any such deficiency or claims pertains to GALAC.

(iii)      All Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party in respect of GALAC, have been withheld, and such withheld Taxes have either been duly paid to the proper governmental authority or set aside in accounts for such purpose. Neither GALAC nor Seller has waived any statutory period of limitations for the assessment of any Taxes relating to GALAC or agreed to any extension of time with respect to a Tax assessment or deficiency relating to GALAC other than in the case of any such waivers or extensions in respect of an assessment or deficiency of Tax the liability for which has been satisfied or settled.

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(iv)        GALAC has no liability for the Taxes of any person other than GALAC under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law) or under the Tax Allocation Agreement.

(l)          Powers of Attorney. To the Knowledge of Seller, there are no outstanding powers of attorney executed on behalf of GALAC.

(m)        Litigation. Schedule 4(m) sets forth each instance in which GALAC (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party or, to the Knowledge of Seller, is threatened to be made a party to any action, suit, proceeding, hearing, or investigation of, in, or before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator.

(n)        Employees. GALAC has no employees.

(o)        Guaranties. GALAC is not a guarantor or otherwise is responsible for any liability or obligation (including indebtedness) of any other Person.

(p)        Securities Transactions. GALAC has complied with all applicable state and federal laws and regulations in its Securities Transactions.

(q)       Unclaimed Property. GALAC has complied with all applicable laws and regulations with respect to unclaimed property.

(r)        In-Force Policies. GALAC has no in-force insurance policies other than those set forth in Schedule 4(r) hereto.

5.            Pre-Closing Covenants. The Parties agree as follows with respect to the period between the execution of this Agreement and the Closing:

(a)        General. Each of the Parties will use its reasonable best efforts to take all action and to do all things necessary, proper, or advisable in order to consummate and make effective the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the Closing conditions set forth in Section 7 below).

(b)        Notices and Consents. Seller will cause GALAC to give any notices to third parties, and will cause GALAC to use its reasonable best efforts to obtain any third-party consents referred to in Section 4(c) above, and the items set forth in Section 5(b) of the Disclosure Schedule. Each of the Parties will (and Seller will cause GALAC to) give any notices to, make any filings with, and use its reasonable best efforts to obtain any authorizations, consents, and approvals of governments and governmental agencies in connection with the matters referred to in Sections 3(a)(ii), 3(b)(ii), and 4(c) above. Each Party shall bear its own costs and expenses in pursuing and obtaining such consents. The Parties shall begin the process of obtaining consents upon the execution of the Agreement, but in no event more than five (5) business days following execution.

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(c)     Access. Seller shall permit and the seller will cause GALAC to permit, representatives of Buyer (including legal counsel and accountants) to have reasonable access during normal business hours, to all premises, properties, personnel, books, records (including tax records), contracts and documents of or pertaining to GALAC. Buyer will treat and hold as such any Confidential Information it receives from Seller or GALAC in the course of the reviews contemplated by this Section 5(c), will not use any of the Confidential Information except in connection with this Agreement, and, if this Agreement is terminated for any reason whatsoever, will return to Seller and GALAC all tangible embodiments (and all copies) of the Confidential Information which are in its possession.

(d)     Notice of Developments. Seller will give prompt written notice to Buyer of any material adverse development causing a breach of any of the representations and warranties in Section 4 above. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of his, her, or its own representations and warranties in Section 3 above. No disclosure by any Party pursuant to this Section 5(d), however, shall be deemed to amend or supplement Annex I, Annex II, or the Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, or breach of covenant.

(e)     Exclusivity. Seller will not (and Seller will not cause or permit GALAC to) (i) solicit, initiate, or encourage the submission of any proposal or offer from any Person relating to the acquisition of any capital stock or other voting securities, or any substantial portion of the assets, of GALAC (including any acquisition structured as a merger, consolidation, or share exchange) or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Seller will not vote its GALAC Shares in favor of any such acquisition.

(f)     Reinsurance of GALAC Policies. Prior to the Closing, Seller shall, at its sole cost and expense, have reinsured, with Great American Life Insurance Company (the “Reinsurer”), all of the in-force life, annuity or accident and health insurance policies and business of GALAC or, in the alternative, shall have transferred, at its sole cost and expense, all such in-force business either to an Affiliate or to a third party reasonably acceptable to Buyer. The reinsurance treaty or agreement shall be subject to the approval of the Buyer (which approval shall not be unreasonably withheld, conditioned or delayed). The reinsurance treaty or agreement shall provide that Seller or the Reinsurer will be responsible for the administration of all in-force policies, including but not limited to issuing annual statements, in force illustrations, and payment of claims. The reinsurance treaty or agreement shall further provide that the Seller or the Reinsurer is responsible for direct payment of all claims and benefits under the policies and contracts. In the alternative, Seller shall have transferred, at its sole cost and expense, all such in-force business either to an Affiliate or to a third party reasonably acceptable to Buyer. The reinsurance treaty or agreement or the agreement transferring the policies to an affiliate or third party shall provide for indemnification against all claims and Adverse Consequences related to the in-force policies. Seller shall be responsible for obtaining all governmental consents and approvals necessary for such reinsurance or transfer transactions, including obtaining approval for any policy form endorsements and the cost of sending all such endorsements to the in-force policy or contract owners. For the avoidance of doubt, the assets of GALAC as of the Closing shall not include any of such in-force insurance policies or business, all of which shall be transferred out of GALAC prior to the Closing. Neither the assets nor liabilities of GALAC, as of the Closing Date, include any in-force insurance policies or contracts. The Coinsurance Agreement, attached hereto as Exhibit 5(f) shall be effective as of June 30, 2011.

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6.            Post-Closing Covenants.  The Parties agree as follows with respect to the period following the Closing:

(a)     General. In case at any time after the Closing any further actions are necessary to carry out the purposes of this Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 8 below). Seller acknowledges and agrees that from and after the Closing Buyer will be entitled to possession of all documents, books, records (including copies of tax records but excluding consolidated federal and state Income Tax Returns of AFG), agreements, and financial data of any sort relating to GALAC.

(b)     Litigation Support. In the event and for so long as any Party actively is contesting or defending against any action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand in connection with (i) any transaction contemplated under this Agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving GALAC, each of the other Parties will cooperate with it and its counsel in the contest or defense, make available his, her, or its personnel, and provide such testimony and access to his, her, or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party (unless the contesting or defending Party is entitled to indemnification therefor under Section 8 below).

(c)     Confidentiality. Seller will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to Buyer or destroy, at the request and option of Buyer, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that Seller is requested or required pursuant to oral or written question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process to disclose any Confidential Information, that Seller will notify Buyer promptly of the request or requirement so that Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 6(c). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller shall use its reasonable best efforts to obtain, at the reasonable request of Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Buyer shall designate.

(d)     Use of Name.

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(i)     In the event Buyer shall not have sought or, if it shall have so sought, and Buyer shall not have obtained required approvals of the applicable governmental authorities to a change of GALAC’s name effective as of the Closing Date, following the Closing Date, Buyer shall cause GALAC to promptly undertake such actions to obtain all consents or approval of governmental authorities as shall be necessary to change its corporate name to a name that does not include the words “Great American,” including without limitation filings with applicable insurance regulators.

(ii)         Pending the change of GALAC’s corporate name, for a period of no longer than sixty (60) days following the Closing Date, GALAC may use the name “Great American Life Assurance Company” and reasonable variations thereof in its business in a manner consistent with its current business practices, including without limitation the use of preprinted letterhead and forms setting forth such name; provided that, upon written request of GALAC, such sixty (60) days period shall be extended for a reasonable time, not to exceed an additional sixty (60) day’s time, however, in the event that GALAC’s name shall not have been changed as contemplated by this Section 6(d) hereof despite the best efforts of GALAC and Buyer to effect such name change.

(e)     Re-Domestication. After the Closing, Buyer may, at its sole cost and expense, re-domesticate GALAC to a jurisdiction of its choice within the United States of America. If requested by Buyer, Seller shall cooperate with Purchaser to the extent reasonably necessary to effect this re-domestication, in the form of providing documentation or authorizations and also in the form of engaging in discussions with the Ohio Department of Insurance to facilitate re-domestication. Buyer covenants that it shall not commence marketing products in any state pursuant to GALAC’s Certificate of Authority in such state prior to receiving all necessary regulatory approvals.

(f)     Filings. After the Closing, Seller shall be responsible for all filings, including financial, actuarial, regulatory and tax filings for all periods up to and including the Closing Date. Buyer shall be responsible for all filings including financial, regulatory and tax filings for all periods following the Closing Date.

7.            Conditions to Obligation to Close.

(a)     Conditions to Buyer’s Obligation. The obligation of Buyer to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions:

(i)     the representations and warranties set forth in Sections 3(a) and 4 above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

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(ii)     Seller shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Seller shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)     GALAC shall have procured all of the third-party consents specified in Section 5(b) above;

(iv)     no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Buyer to own GALAC Shares and to control GALAC, or (D) materially and adversely affect the right of GALAC to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(v)     Seller shall have delivered to Buyer a certificate to the effect that each of the conditions specified above in Section 7(a)(i)-(iv) is satisfied in all respects;

(vi)     Seller, Buyer and GALAC, as the case may be, shall have received all other material authorizations, consents, and approvals of governments and governmental agencies referred to in Sections 3(a)(ii), 3(b)(ii), and 4(c) above;

(vii)     Buyer shall have received the resignations, effective as of the Closing, of each director and officer of GALAC;

(viii)      all actions to be taken by Seller in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Buyer;

(ix)     Seller shall have delivered to Buyer copies of the certificate of incorporation of Seller and GALAC certified on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s incorporation;

(x)     Seller shall have delivered to Buyer copies of the certificate of good standing of Seller and GALAC issued on or soon before the Closing Date by the Secretary of State (or comparable officer) of the jurisdiction of each such Person’s organization; and,

(xi)     Seller shall have delivered to Buyer a certificate of the secretary or an assistant secretary of GALAC, dated the Closing Date, in form and substance reasonably satisfactory to Buyer, as to: (i) no amendments to the certificate of incorporation of GALAC since the date specified in clause (x) above; (ii) the bylaws of GALAC; and (iii) any resolutions of the board of directors (or a duly authorized committee thereof) of GALAC relating to this Agreement and the transactions contemplated hereby.

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(xii)     GALAC and Great American Life Insurance Company will have entered into the Coinsurance Agreement, attached hereto as Exhibit 5(f).

(xiii)     As applicable, Seller shall, prior to closing, have used its best efforts to cause all Certificates of Authority, used to complete the Purchase Price in 2(b)(iv) above, to expire no earlier than July 1, 2012. Without limiting the generality of the foregoing, the parties acknowledge that renewal processes vary by state and the intent of this provision is that Seller will have taken all reasonably available steps to extend the expiration dates of the Certificates of Authority.

Buyer may waive any condition specified in this Section 7(a) if it executes a writing so stating at or prior to the Closing.

(b)      Conditions to Seller’s Obligation.  The Seller’s obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions

(i)     the representations and warranties set forth in Section 3(b) above shall be true and correct in all material respects at and as of the Closing Date, except to the extent that such representations and warranties are qualified by the terms “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case such representations and warranties (as so written, including the term “material” or “Material”) shall be true and correct in all respects at and as of the Closing Date;

(ii)     Buyer shall have performed and complied with all of its covenants hereunder in all material respects through the Closing, except to the extent that such covenants are qualified by the term “material,” or contain terms such as “Material Adverse Effect” or “Material Adverse Change,” in which case Buyer shall have performed and complied with all of such covenants (as so written, including the term “material” or “Material”) in all respects through the Closing;

(iii)     no action, suit, or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect);

(iv)     Buyer shall have delivered to Seller a certificate to the effect that each of the conditions specified above in Section 7(b)(i)-(iii) is satisfied in all respects;

(v)     GALAC shall immediately prior to the Closing, have declared and paid to Seller a dividend equal to an amount such that GALAC’s remaining statutory capital equals the capital deposits required by the state insurance department at Closing (the “Dividend Amount”);

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(vi)     all actions to be taken by Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller.

Seller may waive any condition specified in this Section 7(b) on behalf of Seller if they execute a writing so stating at or prior to the Closing.

8.            Remedies for Breaches of This Agreement.

(a)     Survival of Representations and Warranties. All of the representations and warranties of Seller and GALAC contained in Sections 3 and 4 above shall survive the Closing hereunder (even if Buyer knew or had reason to know of any misrepresentation or breach of warranty at the time of Closing) and continue in full force and effect for a period of eighteen (18) months thereafter, provided that (i) the representations and warranties of Seller and GALAC contained in Sections 3(a)(i), 3(a)(ii), 3(a)(v), 3(b)(i), 3(b)(ii), 4(a), 4(b), and 4(e) shall survive indefinitely; (ii) representations and warranties related to the reinsurance of all in-force insurance policies shall continue in full force and effect for the duration of the policy, contract or claim plus any applicable statute of limitations plus thirty (30) days; (iii) all representations and warranties related to tax matters shall survive the closing and continue in full force and effect until thirty (30) days following the expiration of the applicable statute of limitations, including any extension thereto.

(b)     Indemnification Provisions for Buyer’s Benefit.

(i)     In the event Seller or Parent breaches any of its representations, warranties, and covenants contained herein (other than the covenants in Section 2(a) above and the representations and warranties in Section 3(a) above), and provided that Buyer makes a written claim for indemnification against Seller or Parent pursuant to Section 12(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above) then Seller and Parent shall be jointly and severally obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer may suffer (including any Adverse Consequences Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(ii)      In the event Seller breaches any of its covenants in Section 2(a) above or Seller or Parent breaches any of its representations and warranties in Section 3(a) above and provided that Buyer makes a written claim for indemnification against Seller or Parent pursuant to Section 12(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Seller and Parent shall be jointly and severally obligated to indemnify Buyer from and against the entirety of any Adverse Consequences Buyer shall suffer (including any Adverse Consequences Buyer shall suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

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(c)     Indemnification Provisions for Seller’s Benefit. In the event Buyer breaches any of its representations, warranties, and covenants contained herein and provided that Seller makes a written claim for indemnification against Buyer pursuant to Section 12(g) below within the survival period (if there is an applicable survival period pursuant to Section 8(a) above), then Buyer agrees to indemnify Seller from and against the entirety of any Adverse Consequences suffered (including any Adverse Consequences suffered after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. Buyer shall also reimburse Seller, on a first dollar, dollar for dollar basis, for all GALAC statutory surplus in excess of insurance department deposits as of the Closing not distributed to Seller pursuant to the Pre-Closing Dividend.

(d)     Matters Involving Third Parties.

(i)     If any third party notifies any Party (the “Indemnified Party”) with respect to any matter (a “Third-Party Claim”) that may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Section 8, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is thereby prejudiced.

(ii)     Any Indemnifying Party will have the right to assume the defense of the Third-Party Claim with counsel of his, her, or its choice reasonably satisfactory to the Indemnified Party at any time within 15 days after the Indemnified Party has given notice of the Third-Party Claim; provided, however, that the Indemnifying Party must conduct the defense of the Third-Party Claim actively and diligently thereafter in order to preserve his, her, or its rights in this regard; and provided further that the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third-Party Claim.

(iii)     In the event none of the Indemnifying Parties assumes and conducts the defense of the Third-Party Claim in accordance with Section 8(d)(ii) above, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment on or enter into any settlement with respect to, the Third-Party Claim in any manner he, her, or it may reasonably deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith) and (B) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim to the fullest extent provided in this Section 8.

(e)     Determination of Adverse Consequences. Indemnification payments under this Section 8 shall be paid by the Indemnifying Party without reduction for any tax benefits available to the Indemnified Party.

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(f)     Exclusive Remedy. Buyer and Seller acknowledge and agree that the foregoing indemnification provisions in this Section 8 shall be the exclusive remedy of Buyer and Seller with respect to GALAC and the transactions contemplated by this Agreement. Seller and Parent each hereby agrees that it will not make any claim for indemnification against GALAC by reason of the fact that it was a shareholder or agent of GALAC or was serving at the request of as a partner, trustee, director, officer, employee, or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses, or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement, or otherwise) with respect to any action, suit, proceeding, complaint, claim, or demand brought by Buyer against Seller (whether such action, suit, proceeding, complaint, claim, or demand is pursuant to this Agreement, applicable law, or otherwise).

9.            Tax Matters.

(i)     The Tax Allocation Agreement as it relates to GALAC shall be applied to the period that includes the closing date and shall be terminated as of the Closing Date and shall have no further effect for any taxable year commencing after the Closing Date.

(ii)     Seller shall include the income of GALAC (including any deferred items triggered into income by Treasury Regulation Section 1.1502-13 and any excess loss account taken into income under Treasury Regulation Section 1.1502-19) on the consolidated federal income Tax Returns of AFG and on the appropriate combined or consolidated state income tax returns for all periods though the end of the Closing Date and pay any income Taxes attributable to such income. Such Tax Returns shall be prepared and filed in a manner consistent with prior practice, except as required by any change in applicable law. Buyer shall cause GALAC to furnish Tax information to Seller for inclusion in GALAC Tax Returns for the period that includes the Closing Date in accordance with GALAC’s past custom and practice. The income of GALAC shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date by closing the books of GALAC as of the end of the Closing Date. Should the Closing Date not be the last day of the month as described in Section 2(c), and should income not be able to be determined by closing the books, the income of GALAC shall be apportioned to the period up to and including the Closing Date and the period after the Closing Date pursuant to the monthly allocation method prescribed in Treasury Regulation Section 1.1502-76(b)(2)(iii). Buyer shall cause GALAC to file income Tax Returns for all periods other than periods ending on or before the Closing Date.

(iii)     Buyer agrees to indemnify Seller for any additional tax owed by Seller (including tax owed by Seller due to this indemnification payment) resulting from any transaction engaged in by Buyer or GALAC occurring after Buyer’s purchase of GALAC’s stock.

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(iv)        Seller and Buyer shall cooperate fully, as and to the extent reasonably requested by the other party and at the requesting party’s out-of-pocket expense, in connection with the filing of any Tax Returns for GALAC, the filing and prosecution of any Tax claims and any audit, litigation or other proceeding with respect to Taxes payable by GALAC. Seller shall be responsible for all audits of Tax Returns filed by Seller. Buyer shall be responsible for all audits of Tax Returns filed by Buyer. Such cooperation shall include the retention of all books and records relating to GALAC’s Taxes for a period of six (6) years after the Closing and (upon the other party’s request and expense) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(v)         After the Closing, the Seller or the Buyer, as the case may be shall provide or shall cause to be provided reimbursement for any Taxes paid after the Closing by one party or its Affiliates that are the responsibility of the other party or its Affiliates. Within a reasonable time prior to the payment of any such Taxes, the indemnified party paying such taxes shall give written notice to the indemnifying party, although failure to do so will not relieve the indemnifying party of its liability hereunder except to the extent the indemnifying party is actually prejudiced thereby. Subject to the delivery of prior written notice regarding any such Taxes, the party required to provide reimbursement hereunder shall pay such amount on the later to occur of (i) the date payment is made by the party paying such Taxes and (ii) (5) Business Days after receipt of such prior written notice.

(vi)        For Purposes of this Section, any liability for Taxes attributable to a taxable period that begins before and ends after the Closing Date shall be apportioned between the Pre-Closing Period and the portion of such taxable period beginning on the day after the Closing Date (i) in the case of real and personal property Taxes on a per diem basis and (ii) in the case of all other Taxes, other than taxes calculated pursuant to clause (ii) of this Section, on the basis of a closing of the books as of the end of the Closing Date.

(vii)       Any Tax refunds that are received by Buyer or GALAC, and any amounts credited against Tax to which Buyer or GALAC become entitled, that relate to Tax periods or portions thereof ending on or before the Closing Date and exceed the amount recorded on the Closing Balance Sheet, shall be for the account of Seller, and Buyer shall pay over to Seller any such refund or the amount of any such credit, in excess of the amount recorded on the Closing Balance Sheet within 15 days after receipt or entitlement thereto. In addition, to the extent that a claim for refund or proceeding results in a payment or credit against Tax by a taxing authority to Buyer or GALAC of any amount accrued on the Closing Balance Sheet, Buyer shall pay such amount in excess of that which has been recorded on the Closing Balance sheet, to Seller within 15 days after receipt or entitlement thereto.

(viii)      To the extent permitted by law, the Buyer shall cause the Company to elect to relinquish any carryback of net operating losses, net capital losses, unused Tax credits and other deductible or creditable Tax attributes arising in a period beginning after the Closing Date to any Pre-Closing Period. In the event Buyer or GALAC is required by law to use any carryback of net operating losses, net capital losses, unused Tax credits and other deductible or creditable Tax attributes arising in a period after the Closing Date and applied to any Pre-Closing Period, any Tax refunds that are received by Seller that relate to losses incurred by Buyer or GALAC during the Post-Closing Tax periods or portions thereof shall be for the account of Buyer and Seller shall pay over to Buyer any such refund or the amount of any such credit within 15 days after receipt or entitlement thereto.

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(ix)         Any transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including, recording fees) incurred in connection with this Agreement and the transactions contemplated hereby (“Transfer Taxes”) shall be paid one-half by Seller and one-half by Buyer when due, and Seller will file all necessary Tax Returns and other documentation with respect to all such transfer, documentary, sales use stamp, registration and other Taxes and fees (including record fees), if required by applicable law. The expense of such filing or filings shall be borne by Seller.

(x)          (a) The Seller and Buyer shall join in an election under Section 338(h)(10) of the Code with respect to the sale and acquisition, respectively, of the Shares pursuant to this Agreement and any deemed or required under state or local laws comparable or corresponding to Section 338 of the Code resulting from such election under Section 338(h)(10) of the Code (collectively the “Section 338(h)(10) Elections”). Following the Closing, the Buyer shall prepare, or cause the proper Affiliate to prepare, a duly completed and executed Form 8023, and within one hundred fifty (150) days of the Closing, provide such Form 8023 to the Seller for approval, which may not be unreasonably withheld, and signing.

(b)(i) In connection with the Section 338(h)(10) Elections, the Buyer shall prepare IRS Forms 8883 or any successor forms (the “Forms 8883”) on which the allocation of Modified Aggregate Deemed Sale Price and Adjusted Gross Up Basis among the assets of the Company is made which allocations shall be made in accordance with Sections 338(b) of the Code and any applicable Treasury Regulations; (ii) within 150 days of Closing, the Buyer shall provide such Forms 8883 to the Seller for its approval, which may not be unreasonably withheld. (iii) the Seller and the Buyer shall each timely file the Forms 8883 with the IRS; (iv) the Seller and Buyer shall be bound by the allocations determined pursuant to this paragraph for purposes of determining any Taxes; (v) in the event that any such allocation is disputed by any taxing authority, the party receiving notice of such dispute shall promptly notify and consult with the other party hereto concerning resolution of such dispute; (vi) the Seller and the Buyer shall jointly (if necessary) and timely make all Section 338(h)(10) Elections under state or local Tax law with respect to the Company; and (vii) the Seller and the Buyer shall report the sale and acquisition, respectively, of the Shares pursuant to this Agreement consistent with the Section 338(h)(10) Elections and shall take no position to the contrary thereto in any Tax Return, any proceeding before any taxing authority or otherwise.

(c) Neither the Seller nor the Buyer shall, or shall permit any of their respective Affiliates to, take any action to modify any of the forms or reports (including any corrections, amendments or supplements thereof) that are required for the making of the Section 338(h)(10) Elections after their execution or to modify or revoke any of the Section 338(h)(10) Elections following the filing of the Forms 8023 by the Buyer without the written consent of the Seller or the Buyer as the case may be.

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10.         Real Property. GALAC owns no real property and leases no real property.

11.         Termination.

(a)          Termination of Agreement. Certain of the Parties may terminate this Agreement as provided below:

(i)          Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(ii)         Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (A) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2012, by reason of the failure of any condition precedent under Section 7(a) hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(iii)        Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (A) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach or (B) if the Closing shall not have occurred on or before May 31, 2012, by reason of the failure of any condition precedent under Section 7(b) hereof (unless the failure results primarily from Seller breaching any representation, warranty, or covenant contained in this Agreement).

(b)          Effect of Termination. If any Party terminates this Agreement pursuant to Section 11(a) above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party (except for any liability of any Party then in breach); provided, however, that the confidentiality provisions contained in Section 5(c)

above shall survive termination.

12.         Miscellaneous.

(a)          Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement prior to the Closing without the prior written approval of Buyer and Seller; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law (including state insurance regulators) or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its reasonable best efforts to advise the other Parties prior to making the disclosure).

(b)          No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

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(c)          Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d)          Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Buyer and Seller; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)          Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)          Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)          Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

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If to Seller or Parent:	Copy to:

Mark F. Muething	Edward E. Steiner
Great American Financial	Keating Muething & Klekamp PLL
Resources, Inc.	Suite 1400
Great American Tower	One East Fourth Street
301 E. Fourth Street, 39th Floor	Cincinnati, Ohio 45202
Cincinnati, Ohio 45202

If to Buyer:	Copy to:

Presidential Life Insurance Corporation	Cailie Currin, Esq.
69 Lydecker Street	Currin Compliance Services, LLC
Nyack, New York 10960	14 Main Street, Suite 200
Greenwich, New York 12834

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)          Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

(i)          Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)          Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)          Expenses. Each Buyer, Seller and GALAC, will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby; provided, however, that Seller will also bear the cost and expenses of GALAC (including all of their legal fees and expenses) in connection with this Agreement and the transactions contemplated hereby in the event that the transactions contemplated by this Agreement are consummated.

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(l)          Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m)          Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PRESIDENTIAL LIFE CORPORATION

By:	/s/ Donald L. Barnes
Name:	Donald L. Barnes
Title:	President/Chief Executive Officer

GALAC HOLDING COMPANY

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	Executive Vice President

LOYAL AMERICAN LIFE INSURANCE COMPANY

By:	/s/ Mark F. Muething
Name:	Mark F. Muething
Title:	Executive Vice President

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annex i

1. Seller will be required to obtain a necessary approval of the Ohio Department of Insurance to pay the dividend contemplated by Section 7(b)(v).

2. Seller will be required to obtain a necessary approval of the Ohio Department of Insurance for the reinsurance transaction contemplated by Section 5(f).

annex ii

Buyer will be required to obtain the consent of the Ohio Department of Insurance.

EXHIBIT 2(b)

THIS EXAMPLE IS PROVIDED FOR PURPOSES OF ILLUSTRATION ONLY AND IS NOT INTENDED TO BE BINDING ON BUYER OR SELLER

GALAC’s Total Statutory Capital and Surplus as of June 30, 2011 (Section 2(b)(i))	$7,985,477

Plus/Minus Mark to Market as of June 30, 2011 (Section 2(b)(ii))	$593,823

Less Dividend Paid Post-Execution (Section 2(b)(iii))	$(5,391,673)

Plus Value of Licenses (Section 2(b)(iv))	$1,900,000

Purchase Price	$5,087,627

EXHIBIT 2(e)

THIS EXAMPLE IS PROVIDED FOR PURPOSES OF ILLUSTRATION ONLY AND IS NOT INTENDED TO BE BINDING ON BUYER OR SELLER

GALAC’s Total Statutory Capital and Surplus as of December 31, 2011 (Section 2(e)(i))	$3,210,000	*

Plus/Minus Mark to Market as of December 31, 2011 (Section 2(3)(ii))	$15,000

Plus Value of Licenses (Section 2(e)(iii))	$1,900,000

Purchase Price as of December 31, 2011	$5,125,000

Final Purchase Price Calculated Pursuant to Section 2(e)	$5,125,000

Less Purchase Price Calculated Pursuant to Section 2(b) and Paid at Closing	$5,087,627

If Negative Amount – Seller Pays to Buyer	N / A

If Positive Amount – Buyer Pays to Seller	$37,373	**

* Statutory Capital and Surplus per line 38 of page 3 of the December Statement, which will include the effects of the Dividend Amount.

** Represents unrealized gain on deposits from June 30, 2011 to December 31, 2011 of $15,000 and NIR earnings on deposit from June 30, 2011 to December 31, 2011 of $22,373.